Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144962, 333-133507, 333-124187, 33-53335, 33-53337 on Form S-8 of our reports dated February 25, 2009 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting standard in 2007), relating to the consolidated financial statements and financial statement schedule of Bio-Rad Laboratories, Inc. and subsidiaries and the effectiveness of Bio-Rad Laboratories, Inc.'s internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
San Francisco, California
February 25, 2009